EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement (No. 333-133652) on Form S-11 of our report dated March 25, 2008, relating to the consolidated financial statements and financial statement schedules of Grubb & Ellis Healthcare REIT, Inc. and subsidiaries as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006, appearing in the Annual Report on Form 10-K of Grubb & Ellis Healthcare REIT, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
October 10, 2008